As filed with the Securities and Exchange Commission on January 27, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TIBCO SOFTWARE INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0449727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3303 Hillview Avenue Palo Alto, California	94304
(Address of Principal Executive Officers)	(Zip Code)

Insightful Corporation Amended and Restated 2001 Stock Option and Incentive Plan

(Full title of the plan)

William R. Hughes

Executive Vice President, General Counsel and Secretary

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

(Name and address of agent for service)

(650) 846-1000

(Telephone number, including area code, of agent for service)

Copy to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share, to be issued pursuant to the Insightful Corporation 2001 Amended and Restated Stock Option and Incentive Plan (1)	230,178	$5.18	$1,192,322.04	$46.86

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 230,178 shares of the Common Stock of TIBCO Software Inc. (the “Registrant”), par value $0.001 (the “Common Stock”), issuable pursuant to the Insightful Corporation Amended and Restated 2001 Stock Option and Incentive Plan.

(2)	This Registration Statement also covers such additional shares of Common Stock as may be issued by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(3)

The proposed maximum offering price per share is based on 230,178 shares of Common Stock available for grant, the average of the high and low per share prices of the Common Stock as reported on the Nasdaq Global Select Market on January 21st, 2009 in accordance with Rule 457(h)(1) and (c) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Registration of Additional Securities

Pursuant to General Instruction E

This Registration Statement registers additional shares of TIBCO Software Inc. (the “Registrant”) common stock to be issued pursuant to the Insightful Corporation Amended and Restated 2001 Stock Option and Incentive Plan (the “Plan”). Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-153333) filed by the Registrant with the Securities and Exchange Commission (“SEC”) on September 5, 2008 (the “Previous Form S-8”), including periodic reports that were filed after the Previous Form S-8 to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Pursuant to the “evergreen” provisions of the Plan, the number of shares of the Registrant’s common stock reserved for issuance under the Plan was increased by 230,178 shares, effective December 1, 2008.

The reports that the Registrant has most recently filed with the SEC are listed below:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008, filed with the Commission on January 27, 2009; and

(b) The Registrant’s Current Reports on Form 8-K, filed with the Commission on December 24, 2008 and January 14, 2009.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

Exhibit Number	Description

4.1	Amended and Restated Insightful Corporation 2001 Stock Option and Incentive Plan (1)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated by reference to Exhibit 10.1 of Insightful Corporation’s Registration Statement on Form S-8, Registration No. 333-91878, filed with the Commission on July 3, 2002.

Item 9.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a.)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i.)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii.)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii.)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b.)	That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c.)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 27th day of January 2009.

TIBCO SOFTWARE INC.

By:	/s/ Sydney L. Carey
Sydney L. Carey
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sydney L. Carey, Executive Vice President, Chief Financial Officer and William R. Hughes, Executive Vice President, General Counsel and Secretary, and each of them, as his or her attorney-in-fact and agents with full power of substitution in each, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vivek Y. Ranadivé Vivek Y. Ranadivé	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	January 27th, 2009

/s/ Sydney L. Carey Sydney L. Carey	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 27th, 2009

/s/ Eric Dunn Eric Dunn	Director	January 27th, 2009

/s/ Naren Gupta Naren Gupta	Director	January 27th, 2009

/s/ Peter Job Peter Job	Director	January 27th, 2009

/s/ Philip K. Wood Philip K. Wood	Director	January 27th, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Insightful Corporation 2001 Stock Option and Incentive Plan(1)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated by reference to Exhibit 10.1 of Insightful Corporation’s Registration Statement on Form S-8, Registration No. 333-91878, filed with the Commission on July 3, 2002.